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                                                                    EXHIBIT 99.1



FOR IMMEDIATE RELEASE                                           [CITIGROUP LOGO]
CITIGROUP INC. (NYSE SYMBOL: C)
SEPTEMBER 8, 2002

                 CITIGROUP NAMES CHARLES PRINCE CHAIRMAN AND CEO
                   OF THE GLOBAL CORPORATE AND INVESTMENT BANK

                     NEW BUSINESS PRACTICES COMMITTEE FORMED

NEW YORK, NEW YORK, SEPTEMBER 8, 2002 -- Citigroup (NYSE: C) today announced that it has named Charles Prince, 52, as Chairman and Chief Executive Officer of the Global Corporate and Investment Bank, effective immediately. The company also announced the formation of a new Business Practices Committee.

Mr. Prince, who has been with the company or its predecessor for 23 years, is currently Chief Operating Officer.

Sanford I. Weill, Chairman and Chief Executive Officer, said, "Citigroup's primary commitment is doing the right thing for our shareholders, customers and employees - every day. We have created a strong business model that serves our customers well. As an organization, we place a premium on integrity and aspire to the highest standards of professionalism. As a result of recent events, we have recognized that we need to reexamine our business practices and make appropriate changes. There are certain industry practices that we should all be concerned about, and although we have found nothing illegal, looking back, we can see that certain of our activities do not reflect the way we believe business should be done. That should never be the case, and I am sorry for that. While important changes have already been made under Mike Carpenter's leadership
- including important reforms in research and structured finance - we are today announcing steps to accelerate this process of change and to assure that Citigroup is a leader in setting the standards for appropriate business conduct and corporate governance.

"Chuck Prince is ideally qualified to lead this critically important segment of our business," continued Mr. Weill. "He knows our operations well and has been a leader in developing and executing key growth strategies. In addition, as General Counsel, he exhibited an enormous sensitivity to legal and reputational issues, playing a key role in developing new controls and standards for many of our businesses. We expect Chuck to build on the achievements that the GCIB accomplished under Mike Carpenter and to continue the success of this dynamic franchise.
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"On behalf of myself and the Board, I want to thank Mike for his leadership in merging four major companies to create a preeminent global corporate and investment bank. Under Mike, the GCIB has grown and established strong positions in many important business segments. I am very pleased that he will take responsibility for the firm's Global Investment Group, which manages more than $100 billion in assets," added Mr. Weill.

Robert E. Rubin, Chairman of the Executive Committee of the Board, said, "Standards of behavior are changing for the entire financial services industry. The Board strongly supports management's commitment to being at the forefront of change and also to resolving the difficult issues that have been raised. I, and the rest of the Board of Directors, believe Chuck Prince has the right talents and skills to accomplish these objectives and to continue growing the GCIB's dynamic global franchise. Sandy and I will work very closely with Chuck to help in this effort. Further, I am pleased that Mike Carpenter is taking on another important senior position."

Mr. Prince said, "While this has been a challenging period for our business, I am tremendously excited about the future of the GCIB and Citigroup as a whole. The GCIB senior management team, all of whom I know well, has had great success and has outstanding potential. Working with GCIB President Bob Druskin, I will focus my immediate attention on making sure the practices and procedures we have in place set the standard for integrity and professionalism in our industry and provide a solid foundation for the GCIB's continued growth in the years ahead."

Mr. Carpenter said, "Over the last several weeks, Sandy and I have discussed how we can best deal with the issues facing the GCIB. This weekend, we reached the joint decision that the best way for me to serve the company is to take on a new assignment and to enable the GCIB to start on a fresh page. We agreed that I would take charge of the Global Investment Group for Citigroup. I am looking forward to continuing to work with the company and our customers and helping Chuck in his new assignment."

Mr. Prince's responsibilities for Risk, Legal, Compliance, Operations and Technology, Human Resources, Communications and Government Relations will be assumed by Robert B. Willumstad, President of Citigroup and Chairman and CEO of the Global Consumer Group. Our Chief Financial Officer Todd Thomson, who also reported to Mr. Prince, will now report to Mr. Weill.

NEW BUSINESS PRACTICES COMMITTEE

Citigroup also announced today that its Board of Directors has approved the formation of a new Business Practices Committee, reporting directly to Mr. Weill. This committee will have responsibility for a company-wide effort to assure that Citigroup is embracing the industry's highest standards, and it will provide


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vigorous scrutiny of ongoing business practices to assure they reflect the company's core values.

"I have every confidence that the actions we are undertaking are right for our business today and will allow us to continue to best serve our customers and shareholders into the future," Mr. Weill concluded.

Media:     Leah Johnson:     212-559-9446
           Christina Pretto: 212-793-8217

Investors: Sheri Ptashek:    212-559-4658

Citigroup (NYSE: C), the preeminent global financial services company with some 200 million customer accounts in more than 100 countries, provides consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, insurance, securities brokerage, and asset management. Major brand names under Citigroup's trademark red umbrella include Citibank, CitiFinancial, Primerica, Salomon Smith Barney, Banamex, and Travelers Life and Annuity. Additional information may be found at: www.citigroup.com.

Certain statements in this document are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in Citigroup's filings with the Securities and Exchange Commission.

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